Exhibit (h)(7)

Amendment No. 1

to

Co-Administration Agreement

This Amendment No. 1 (“Amendment”), dated as of November 15, 2006, between The Commerce Funds (the “Trust”), Goldman Sachs Asset Management (“GSAM”), a division of Goldman, Sachs & Co., and Commerce Investment Advisors, Inc. (“CIA” and, together with GSAM, the “Co-Administrators” and each a “Co-Administrator”).

WHEREAS, the Trust and the Co-Administrators have entered into a Co-Administration Agreement dated as of March 1, 2005 (the “Co-Administration Agreement”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Allocation of Charges and Expenses. Section III of the Co-Administration Agreement is hereby amended to include the following as the last paragraph of that section:

“Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, the travel and travel-related expenses incurred by the Chief Compliance Officer of the Trust (“CCO”) in connection with the CCO’s responsibilities to administer the Trust’s compliance program with respect to Rule 38a-1 of the 1940 Act may, upon the request of a Co-Administrator, be paid by the Trust.”

2. Schedules. Schedules B and C to the Co-Administration Agreement are amended and restated in the forms attached hereto.

3. Miscellaneous. Except to the extent supplemented hereby, the Co-Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year above first written.

THE COMMERCE FUNDS

By:	/s/ Larry E. Franklin
Name:	Larry E. Franklin
Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, a division of Goldman, Sachs & Co.

By:	/s/ James McNamara
Name:	James McNamara
Title:	Managing Director

COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ Larry E. Franklin
Name:	Larry E. Franklin
Title:	President and Director

SCHEDULE B

TO THE CO-ADMINISTRATION AGREEMENT BY AND AMONG THE COMMERCE

FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

CO-ADMINISTRATION SERVICES TO BE PROVIDED BY GSAM

1.	Furnish the Trust with office facilities

2.	Furnish ordinary clerical bookkeeping services at GSAM’s office facilities

3.	Prepare federal and state income tax returns and federal excise tax returns

4.	Prepare and file the Funds’ Semi-Annual Reports with the SEC on Form N-SAR

5.	Prepare and file the Funds’ Form N-Q and Form N-PX and any other reports that may be required by SEC regulations

6.	Prepare the Funds’ annual and semi-annual Shareholder reports and file such reports on Form N-CSR

7.	Assist as requested in the preparation of SEC registration statements on Form N-1A and other filings relating to the registration of Shares

8.	Provide supervision of all aspects of the Trust’s operations (other than those provided by CIA) (the parties giving due recognition to the fact that certain of such operations to be supervised are performed by CIA pursuant to this Agreement and certain other Fund agreements with CIA)

9.	GSAM shall, to the extent not provided pursuant to the Fund’s agreements with CIA, provide the Funds with such personnel as are reasonably necessary for the conduct of the Fund(s) affairs

10.	Assist in the preparation and updating of the Prospectus(es) and Statement of Additional Information(s) filed with the SEC

11.	Prepare and file necessary state registration materials and monitor state sales of securities

12.	Prepare and implement each Fund’s expense budgets and accruals and any adjustments to such budgets and accruals

13.	Compute each Fund’s yield, total return, expense ratio, portfolio turnover rate and portfolio average dollar-weighted maturity or oversee the computation of each

14.	Calculate quarterly and annual dividend and capital gain distribution

15.	Oversee the preparation of semi-annual financial statements (in accordance with generally accepted accounting principles) which will include the following:

(i)	Schedule of Investments

(ii)	Statements of Assets and Liabilities

(iii)	Statement of Operations

(iv)	Statement of Changes in Net Assets

(v)	Cash Flow Statement, if required

16.	Render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request

17.	Assist in developing responses to SEC comments and inquiries regarding the Trust’s operations and Registration Statement

B-2

SCHEDULE C

TO THE CO-ADMINISTRATION AGREEMENT BY AND AMONG THE COMMERCE

FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

CO-ADMINISTRATION SERVICES TO BE PROVIDED BY CIA

1.	Serve as Chief Compliance Officer of the Trust and administer the Trust’s compliance program in accordance with Rule 38a-1 of the 1940 Act

2.	Monitor the Trust’s and service providers’ compliance policies and procedures on behalf of the Trust’s Board of Trustees and provide regular and special reports relating thereto

3.	Coordinate Board Meetings

•	Develop and publish materials

•	Develop agenda

•	Provide meeting location

4.	Distribute income rates and prices to vendors and servicing entities

5.	Complete initial bill payment review for legal, BFDS and Audit invoices

6.	Complete 1099 mailings for Commerce Trust Company shareholders

7.	Calculate service fees for third party record keepers

8.	Coordinate investment performance updates, including the investment adviser commentary and publication of

•	Quarterly and monthly sheets

•	Annual and semi-annual reports

9.	Coordinate fair value and matrix pricing

10.	Review the Trust’s registration statement and Form N-1A (plus amendments), including providing information for the Statements of Additional Information

11.	Review and provide guidance and assistance in the preparation of SEC required reports and notices to shareholders of record and to the SEC including Forms N-CSR, N-SAR, N-Q, N-PX and proxy statements.

12.	Coordinate ICI relationship and pay associated fees

13.	Coordinate communication with Trustees and consult with them, as appropriate, on matters concerning the administration and operation of the Funds

14.	Act as a liaison with the Trust’s printer regarding matters related to prospectus printing

15.	Provide assistance to GSAM in the preparation and monitoring of expense budgets for each of the Trust’s Funds

16.	Monitor purchases and redemptions in the Trust’s Funds for market timing, late trading and other unusual activities and provide reports to the Trustees on a regular basis

17.	Develop and update the Fund’s website

18.	Evaluate service providers and coordinate RFP reviews when appropriate

19.	Provide additional services as reasonably requested from time to time by the Trustees

C-2